SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2005

VENDINGDATA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6830 Spencer Street Las Vegas, Nevada 89119
(Address of principal executive offices)

(702) 733-7195
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.06  Material Impairments.

On November 1, 2005, our management concluded, after consultation with our independent auditors, that a material charge will be required in the third quarter of 2005 as a result of a write-down for obsolete inventory. We expect our quarterly report for the third quarter of 2005 to include a charge resulting from this inventory obsolescence of approximately $2.7 million to write-down inventory consisting of our first-generation Random Ejection Shuffler, which has been replaced by our next-generation Random Plus Shuffler, and our SecureDrop product line, which we have decided to discontinue due to insufficient market acceptance.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)  On November 1, 2005, our management concluded, after consultation with our independent auditors, that errors in revenue recognition practices and in allocation of labor and overhead costs to inventory costs require VendingData Corporation to restate previously reported financial results for fiscal 2004. The restatements concern transactions that took place and were originally recorded exclusively in fiscal 2004.

Our current financial controller joined VendingData in August 2005 and our chief executive officer and chief financial officer were each appointed in October 2005. As a result of our new management’s examination of our past financial results and reporting practices, it was determined that revenues for fiscal year 2004 were overstated due to the recognition of revenue in 2004 from four contracts that permitted return of the goods purchased. We expect to reverse approximately $2 million of previously recognized revenue in fiscal 2004 and approximately $430,000 in cost of sales and inventory adjustments (resulting in additional pre-tax net losses of approximately $1.6 million) in fiscal 2004 attributable to these contracts and make corresponding downward adjustments to our accounts receivable in our restated financial statements. A portion of this revenue may be recognized in future periods.

In addition, we expect to restate our previously reported financial results for fiscal 2004 to reduce the value of inventory by reclassifying approximately $750,000 of labor and overhead costs previously included in inventory as expenses incurred during fiscal 2004. This reclassification is in addition to the charge described in Item 2.06 above.

These adjustments will not result in present or future cash expenditures. The revenue adjustments are limited to revenue previously recorded in fiscal 2004 and no adjustments are being made to revenue previously recorded in the first and second quarters of fiscal 2005.

In accordance with the restatements described above, we currently expect to amend our annual report on Form 10-KSB for the fiscal year ended December 31, 2004, and our quarterly reports on Form 10-QSB for the first, second and third quarters of 2004. Although the revenue and inventory restatements described above all relate to transactions that took place and were originally recorded in fiscal 2004, the impact of those restatements will cause the amounts of inventory and accounts receivables at the end of fiscal 2004 and carried over into fiscal 2005 to be decreased. As a result, we currently expect to amend our quarterly reports on Form 10-QSB for the first and second quarters of 2005 to reflect the 2004 adjustments. The financial statements previously issued by VendingData for these periods should no longer be relied upon.

Our board of directors approved management’s decision to restate our prior financial statements on November 3, 2005. In addition, we have discussed the restatements described above with Piercy Bowler Taylor & Kern, our independent registered public accounting firm, which concurs with our conclusion that the restatements are appropriate and which is in the process of evaluating management’s proposed adjustments.

On November 3, 2005, VendingData Corporation issued a press release announcing the restatements and charge described above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Forward Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, VendingData’s ability to obtain capital as and when needed; the success of the transition of VendingData’s manufacturing and assembly to China; changes in the level of consumer or commercial acceptance of VendingData’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of VendingData’s casino and distributor customers both nationally and internationally. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to VendingData’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. VendingData cautions readers not to place undue reliance on any forward-looking statements. VendingData does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDINGDATA CORPORATION

Dated: November 3, 2005	/s/Mark Newburg
Mark R. Newburg, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 3, 2005